                                                                    Exhibit 10.1

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                             dated as of May 6, 1997

                                 by and between

                             TRI-STATE SYSTEMS, INC.

                                       and

                       TRI-STATE OUTDOOR MEDIA GROUP, INC.

                               TABLE OF CONTENTS

1.    DEFINITIONS..........................................................  1

2.    PURCHASE AND SALE OF THE ASSETS......................................  1
      2.1   Agreement to Purchase and Sell.................................  1
      2.2   Purchased Assets...............................................  1
      2.3   Excluded Assets................................................  3
      2.4   Agreement to Assume Certain Liabilities........................  3
      2.5   Excluded Liabilities...........................................  4
      2.6   Closing........................................................  5
      2.7   Purchase Price.................................................  5
      2.8   Transactions at the Closing....................................  5

3.    REPRESENTATIONS AND WARRANTIES OF SELLER.............................  6
      3.1   Organization and Good Standing.................................  6
      3.2   Authority of Seller and the Stockholders; No Conflict..........  6
      3.3   Solvency.......................................................  7
      3.4   Books and Records..............................................  7
      3.5   Structures.....................................................  7
      3.6   Permits........................................................  7
      3.7   Site Leases....................................................  7
      3.8   Owned Real Property............................................  8
      3.9   Title, Encumbrances............................................  8
      3.10  Financial Statements...........................................  8
      3.11  Taxes..........................................................  9
      3.12  Compliance with Legal Requirements............................. 10
      3.13  Legal Proceedings; Orders...................................... 10
      3.14  Other Contracts................................................ 10
      3.15  Insurance...................................................... 10
      3.16  [Intentionally Omitted]........................................ 10
      3.17  Intangible Property............................................ 10
      3.18  Relationships with Affiliates.................................. 10
      3.19  Brokers or Finders............................................. 10
      3.20  Employee Benefit Matters....................................... 11
      3.21  Employees: Labor Matters....................................... 11
      3.22  No Undisclosed Liabilities..................................... 11
      3.23  Absence of Certain Changes..................................... 12
      3.24  Accounts Receivable............................................ 12
      3.25  Certain Contracts.............................................. 12
      3.26  WARN ACT LIABILITIES........................................... 13
      3.27  NON-DISCLOSURE AGREEMENTS...................................... 13
      3.28  INDEBTEDNESS AND SECURITY INTEREST............................. 13

      3.29  Disclosure..................................................... 13

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.............................. 13
      4.1   Organization and Good Standing................................. 13
      4.2   Authority; No Conflict......................................... 13
      4.3   Certain Proceedings............................................ 14
      4.4   Brokers or Finders............................................. 14
      4.5   HSR............................................................ 14

5.    COVENANTS OF SELLER.................................................. 14
      5.1   Access and Investigation....................................... 14
      5.2   Operation of the Purchased Assets.............................. 14
      5.3   Best Efforts................................................... 16
      5.4   Required Approvals............................................. 16
      5.5   Notification................................................... 16
      5.6   No Negotiation................................................. 16
      5.7   Cooperation; Books and Records................................. 16
      5.8   Tax Clearance.................................................. 16

6.    COVENANTS OF BUYER................................................... 17
      6.1   Required Approvals............................................. 17
      6.2   Best Efforts................................................... 17
      6.3   Notification................................................... 17
      6.4   COBRA Continuation Coverage.................................... 17

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.................. 17
      7.1   Accuracy of Representations.................................... 18
      7.2   Seller's Performance........................................... 18
      7.3   Consents....................................................... 18
      7.4   Additional Documents........................................... 18
      7.5   No Proceedings................................................. 18
      7.6   No Prohibition................................................. 18
      7.7   No Material Adverse Change..................................... 18
      7.8   Satisfaction of Indebtedness................................... 18
      7.9   Non-Solicitation Agreements.................................... 19
      7.10  Billboard Income............................................... 19

8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE................. 19
      8.1   Accuracy of Representations.................................... 19
      8.2   Buyer's Performance............................................ 19
      8.3   Additional Documents........................................... 19
      8.4   No Proceedings................................................. 19
      8.5   No Prohibition................................................. 20

9.    TERMINATION.......................................................... 20
      9.1   Termination Events............................................. 20
      9.2   Effect of Termination.......................................... 20

10.   INDEMNIFICATION; REMEDIES............................................ 21
      10.1  Indemnification and Payment of Damages by the
            Indemnifying Stockholders...................................... 21
      10.2  Indemnification and Payment of Damages by Buyer................ 21
      10.3  Procedure for Indemnification -- Third Party Claims............ 22
      10.4  Procedure for Indemnification -- Other Claims.................. 22
      10.5  Survival/Limitations........................................... 23

11.   GENERAL PROVISIONS................................................... 23
      11.1  Expenses....................................................... 23
      11.2  Public Announcements........................................... 23
      11.3  [Intentionally Omitted]........................................ 24
      11.4  Notices........................................................ 24
      11.5  Further Assurances............................................. 25
      11.6  Waiver......................................................... 25
      11.7  Entire Agreement and Modification.............................. 25
      11.8  Assignments, Successors, and No Third-Party Rights............. 25
      11.9  Accounts Receivable............................................ 26
      11.10 Severability................................................... 26
      11.11 Risk of Loss................................................... 26
      11.12 Post-Closing Access............................................ 26
      11.13 Headings; Construction......................................... 26
      11.14 Applicable Law................................................. 26
      11.15 Incorporation of Exhibits and Schedules........................ 27
      11.16 Counterparts................................................... 27
      11.17 Jurisdiction and Consent to Service............................ 27


                                    EXHIBITS

Exhibit A      -     Definitions
Exhibit B      -     Assignment of Contracts
Exhibit C      -     Bill of Sale, Assignment and Assumption Agreement
Exhibit D      -     Affirmation
Exhibit E      -     Pro Rata Indemnification

                                   SCHEDULES

Schedule 2.2(a)      -     Structures; Permits
Schedule 2.2(c)      -     Owned Real Property
Schedule 2.2(d)      -     Site Leases
Schedule 2.2(f)      -     Tangible Personal Property
Schedule 2.2(h)      -     Advertising Contracts
Schedule 2.7         -     Addition to Purchase Price
Schedule A.1         -     Exclusions From Accounts Payable


                               DISCLOSURE SCHEDULE

Part 3.2                      Part 3.9(a)                   Part 3.18
Part 3.5                      Part 3.9(b)                   Part 3.20
Part 3.6                      Part 3.11                     Part 3.21
Part 3.7                      Part 3.13                     Part 3.22
Part 3.8(b)                   Part 3.14                     Part 3.25
                              Part 3.15                     Part 3.28

                            ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement ("Agreement") is entered into as of May 6, 1997 by and between TRI-STATE SYSTEMS, INC., a Georgia corporation ("Seller"), TRI-STATE OUTDOOR MEDIA GROUP, INC., a Kansas corporation ("Buyer") and all of the Indemnifying Stockholders (as defined below) of Seller. (Buyer, Seller and the Indemnifying Stockholders are sometimes herein referred to individually as a "Party" and collectively as the "Parties.")

                                    RECITALS

      Seller is engaged in the business of owning and operating outdoor signs, billboards and benches and otherwise providing outdoor advertising services (the "Business"). Seller desires to sell and assign all assets necessary and/or used in connection with the Business (except the Excluded Assets, as hereinafter defined) (the "Purchased Assets") to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

                                    AGREEMENT

      The Parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

      For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.


2.    PURCHASE AND SALE OF THE ASSETS

      2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of any liens, title claims, Encumbrances or Security Interests (except as otherwise specifically permitted pursuant to the provisions of this Agreement), and Buyer hereby agrees to buy and acquire the Purchased Assets from Seller, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

      2.2 PURCHASED ASSETS. The Purchased Assets include, without limitation, the following:

            (a) all of the billboard displays, benches and other out-of-home advertising structures, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Seller has any rights (collectively, the "Structures"), including, without limitation, all of the Structures listed on Schedule 2.2(a);

            (b) all state and local licenses or permits/tags which Seller has with respect to the Business and all other Governmental Authorizations that are required for the operation of the Business (collectively, the "Permits"), including, without limitation, all of the Permits listed on Schedule 2.2(a);

            (c) all of the real property owned in fee by Seller and any rights therein, including, without limitation, all of the real property listed on
Schedule 2.2(c), and all buildings, facilities, structures, fixtures, leasehold and other improvements located therein, and all rights under the J.G.A. Lease (collectively, the "Owned Real Property");

            (d) all leases, licenses, easements, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties, and all rights therein (collectively, the "Site Leases"), including, without limitation, all of the Site Leases listed on Schedule 2.2(d);

            (e) all Books and Records;

            (f) all tangible personal property, including furniture, vehicles, machinery, equipment, computer hardware and software, owned by Seller and used in the operation of the Business (collectively, the "Tangible Personal Property"), including, without limitation, all of the Tangible Personal Property listed on Schedule 2.2(f);

            (g) accounts receivable, prepaid items and expenses and other assets of Seller used in the Business that would be reflected as current assets on a balance sheet of Seller as of the Closing Date prepared in a manner consistent with Section 3.10(a), but excluding cash and cash equivalents;

            (h) all of the rights under existing and pending sales and advertising contracts associated with the Business, all rights to the advertising copy displayed on the Structures as of the Closing Date, all other rights to collect and receive income from the use of the Structures and security deposits, if any, with respect thereto (collectively, the "Advertising Contracts") including, without limitation, all of the Advertising Contracts listed on Schedule 2.2(h);

            (i) all additional supplies used in connection with the Business, including, without limitation, panels, moldings, steel components, sections, parts, paint and painting supplies, appurtenances, equipment, electrical connections, wiring and lighting components;

            (j) the Intangible Property;

            (k) the Other Contracts;

            (l) the Current Proceedings;

            (m) the Non-Solicitation Agreements; and

            (n) all rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Purchased Assets described in subparagraphs 2.2(a)-(m) above, including, without limitation, condemnation rights and proceeds accruing after the Closing, and all rights against suppliers under warranties covering any of the same.

      2.3 EXCLUDED ASSETS. Notwithstanding anything to the contrary herein contained, the Purchased Assets shall not include the following assets, which assets shall be retained by Seller ("Excluded Assets"):

            (a) all cash and cash equivalents as of the Closing;

            (b) the furniture and equipment located in Seller's Atlanta office and/or in the apartment of Seller's president in Tifton, Georgia and the automobile driven by Seller's President; and

            (c) such Owned Real Property that Buyer elects not to purchase pursuant to Section 2.8(a).

      2.4 AGREEMENT TO ASSUME CERTAIN LIABILITIES. At the Closing, Buyer shall assume and agree to discharge and perform all liabilities and obligations of Seller, except Excluded Liabilities, incurred in the Ordinary Course of Business of Seller before or after the Closing, including, without limitation:

            (a) all current liabilities reflected on the December Balance Sheet (but not including any Excluded Balance Sheet Liabilities) which remain unpaid and undischarged on the Closing Date;

            (b) all liabilities of Seller which are of the same kind and nature as those assumed pursuant to Section 2.4(a) above to the extent arising in the Ordinary Course of Business between December 31, 1996 and the Closing Date to the extent the same remain unpaid and undischarged on the Closing Date, provided, however, that Excluded Trade Payables and Excluded Sales Commissions shall not be assumed;

            (c) all liabilities and obligations of Seller with respect to the Structures, Site Leases, Permits, Advertising Contracts, Non-Solicitation Agreements and Assumed Other Contracts to the extent arising in the Ordinary Course of Business whether before or after the Closing;

            (d) all liabilities and obligations of Seller under the Site Leases, Advertising Contracts, Non-Solicitation Agreements and Assumed Other Contracts, including all obligations under the Courtesy Leases, to the extent the same are performable on or after the Closing and accrue on or after the Closing;

            (e) liabilities and obligations in respect of the Current
Proceedings;

            (f) COBRA Continuation Coverage for Seller's employees; and

            (g) liabilities of the kind shown on Schedule A.1 arising on or after the Closing and to the extent set forth on Schedule A.1 arising prior to the Closing .

The liabilities described in this Section 2.4 are collectively referred to as "Assumed Liabilities." The assumption by Buyer of any Assumed Liabilities shall not be deemed to modify or amend Seller's representations and warranties contained herein or in any way impair Buyer's right to rely upon such representations and warranties or to obtain indemnification pursuant to Article 10 hereof for any breach of such representations and warranties.

      2.5 EXCLUDED LIABILITIES. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.4, including, without limitation, the following claims against and liabilities of Seller, are excluded, and shall not be assumed or discharged by Buyer, and shall be discharged in full when due by Seller:

            (a) any liabilities (other than those with respect to the on-site location itself, which the Parties agree are neither Assumed Liabilities nor Excluded Liabilities hereunder) under the Environmental Laws to third parties to the extent arising from Seller (its agent, employees or contractors) removing to an offsite location, or disposing of Hazardous Materials before the Closing from any location used in the Business and personal injury claims arising from the same;

            (b) any liabilities to the extent not attributable to the Purchased Assets arising before or after the Closing;

            (c) any liability attributable to the Purchased Assets before the Closing that did not arise in the Ordinary Course of Business of Seller;

            (d) any liability of Seller for Income Taxes or payroll Taxes arising prior to or from the sale of the Purchased Assets under this Agreement;

            (e) any liabilities for or related to indebtedness of Seller to Heller, other long-term bank debt and/or other secured indebtedness;

            (f) any liabilities of Seller for or with respect to any employees of Seller, except COBRA Continuation Coverage, including, without limitation, payroll Taxes, any liabilities pursuant to any compensation (excepting, specifically, the Assumed Sales Commissions), collective bargaining, pension, retirement, severance, termination, or other benefit plan (excepting any such liabilities created by Buyer after the Closing or before the Closing pursuant to the authority granted in Section 3.21).

            (g) the Excluded Trade Payables and the Excluded Sales Commissions.

The liabilities described in this Section 2.5 are collectively referred to as "Excluded Liabilities."

      2.6 CLOSING. The purchase and sale of the Purchased Assets (the "Closing") provided for in this Agreement will take place at the offices of Buyer's lender, on or before June 12, 1997, or such other time and place as the Parties may agree (the "Closing Date"). The effective time of the Closing shall be 12:01 a.m., Eastern Standard Time, on the Closing Date.

      2.7 PURCHASE PRICE. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities, and pay an amount equal to the sum of Thirty-One Million Dollars ($31,000,000). The Purchase Price shall be increased by the amounts listed on Schedule 2.7 and any additional items hereafter added to this Schedule and initialled by both Buyer and Seller. The Parties agree to cooperate with each other in determining and reaching an agreement in writing on the allocation of the Purchase Price among the Purchased Assets on or prior to Closing in accordance with the provisions of Section 1060 of the IRC. Buyer and Seller also each agree to file IRS form 8594 consistently with the foregoing and in accordance with Section 1060 of the IRC. Buyer and Seller each agree not to file any document with any Governmental Body that conflicts in any way with the agreed-upon allocation of the Purchase Price.

      2.8 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing:

            (a) Seller shall deliver to Buyer (i) the Bill of Sale, (ii) the Assignment of Contracts, (iii) the Deeds and all applicable documentary stamp or real estate transfer taxes payable in connection with the conveyance of Owned Real Property, and (iv) other instruments of transfer, evidence of consent and all other related documents as may be necessary to evidence or perfect the sale, assignment, transfer, and conveyance of good title to all of the Purchased Assets as provided for herein; provided, however, that Buyer, by written notice to Seller, may elect not to acquire all or any of the Owned Real Property.

            (b) Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds, and such assumption agreements, instruments and other documents as may be necessary to evidence the assumption by Buyer of the Assumed Liabilities.

            (c) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates, and other documents referred to in this Agreement.

      2.9 FURTHER ASSURANCES. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to effectively transfer and assign to, and vest in, Buyer each of the Purchased Assets.


3.    REPRESENTATIONS AND WARRANTIES OF SELLER

      The Seller represents and warrants to Buyer as follows:

      3.1 ORGANIZATION AND GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its incorporation, with full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations. The Seller will deliver to Buyer prior to Closing true and complete copies of its Organizational Documents, as currently in effect, and Seller is not in violation of any of the provisions thereof. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Seller has no subsidiaries. Seller does not own any securities issued by any other business, organization or governmental authority, except U.S. Government securities, bank certificates of deposit or money market accounts acquired as short-term investments in the ordinary course of its business.

      3.2 AUTHORITY OF SELLER AND THE STOCKHOLDERS; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by the Seller of any Closing Documents to be executed at Closing pursuant to this Agreement, such Closing Documents will constitute the legal, valid, and binding obligations of the Seller, enforceable against Seller in accordance with their respective terms. The Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a Party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement has been duly authorized by the Seller's Board of Directors and the Stockholders. The Stockholders own beneficially and of record all of the outstanding capital stock of Seller (the "Shares"). Except as set forth in Part 3.2(a) of the Disclosure Schedule, there are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of any of Seller's Shares to which Seller or any of the Indemnifying Stockholders is a party.

            (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by the Seller or the Indemnifying Stockholders of this Agreement nor the consummation or performance by the Seller or the Indemnifying Stockholders of any of the Contemplated Transactions will:

                  (i) conflict with, violate or result in a breach of (A) any provision of the Organizational Documents of the Seller; (B) any Legal Requirement or any Order to which the Seller or any of the Purchased Assets may be subject; or (C) any Governmental Authorization held by the Seller or that otherwise relates to the Purchased Assets; or

                  (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Contract to which the Seller is a Party or by which the Seller may be bound, or any interest or rights of Seller in or to the Purchased Assets; or result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

            (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, the Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3 SOLVENCY. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts and discharging its liabilities and obligations in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, Seller intends to pay or discharge all of its respective debts (or make adequate provision for the payment thereof), including, without limitation, the Excluded Liabilities.

      3.4 BOOKS AND RECORDS. The books of account, and other Books and Records of Seller maintained in connection with the Purchased Assets are complete and correct in all material respects and have been maintained in accordance with sound business practices.

      3.5 STRUCTURES. Except as set forth in Part 3.5 of the Disclosure Schedule, (i) Seller owns all of the Structures, (ii) each Structure (a) is located entirely on property covered by a Site Lease or is located entirely on the Owned Site, and (b) complies in all material respects with the terms of the Permits pertaining to it, and (iii) Seller maintains in full force and effect all required Permits with respect to each of the Structures for which there is a Legal Requirement of a Permit or Permits.

      3.6 PERMITS. Except as set forth in Part 3.6 of the Disclosure Schedule,
(a) the Permits constitute all material licenses, permits, registrations and approvals necessary to operate the

Business, (b) Seller is in material compliance with the terms of the Permits, and (c) Seller is not in violation of any Permit, and Seller has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

      3.7 SITE LEASES. The Site Leases listed on Schedule 2.2(d) are all of the executed Site Leases to which Seller is a party or by which Seller or any of the Purchased Assets are bound and Seller will deliver on or prior to Closing the original Site Leases. The Site Leases are in full force and effect, and are binding upon the Parties thereto. Except as set forth in Part 3.7 of the Disclosure Schedule, (a) no default by Seller or any other Party has occurred under the Site Leases, (b) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other Party to terminate a Site Lease, to make a claim or set-off against Seller or otherwise to amend such Site Lease or prevent such Site Lease from being renewed in accordance with its terms, and (c) Seller has not received any notice of default, termination or non-renewal under any Site Lease and none has been Threatened.

      3.8   OWNED REAL PROPERTY.

            (a) Seller has good and marketable record fee title to the Owned Real Property, such title being a fee interest in the Owned Real Property. Seller has not received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Owned Real Property.

            (b) Except as set forth in Part 3.8(b) of the Disclosure Schedule, any buildings and related improvements located on or constituting a part of the Owned Real Property are in good operating condition and repair, normal wear and tear excepted. Except as set forth in Part 3.8(b) of the Disclosure Schedule, none of the Owned Real Property is subject to special flood or mudslide hazards or is within the 100 year flood plain. All water, sewer, gas, electric, telephone, drainage and other utilities necessary for the current operation of the Owned Real Property have been connected pursuant to valid permits and are sufficient to service the Owned Real Property. All improvements constituting part of the Owned Real Property have been completed and are now in compliance in all material respects with all applicable Legal Requirements and Government Authorizations. Seller has not received a notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Owned Real Property. The J.G.A. Lease is in full force and effect, is binding upon the Parties thereto, and no default by Seller or any other Party thereto has occurred thereunder.

      3.9   TITLE, ENCUMBRANCES.

            (a) Except as set forth on Part 3.9(a) of the Disclosure Schedule, Seller owns or has good title to all of the Purchased Assets, and there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein. All of the Purchased Assets, including the Owned Real Property, are owned free and clear of all Encumbrances except for Permitted Liens.

            (b) Except as set forth in Part 3.9(b) of the Disclosure Schedule, none of the Structures or the Owned Real Property are or will be, subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used by Seller.

      3.10  FINANCIAL STATEMENTS.

            (a) Seller has delivered to Buyer the following financial statements:

                  (i) the audited balance sheets of Seller for the fiscal years ending on September 30, 1994, September 30, 1995 and September 30, 1996 (the "Base Balance Sheet") and statements of income, retained earnings and cash flows for the three years then ended, including the notes thereto, certified by Smith & Radigan P.C., independent public accountants; and

                  (ii) the unaudited balance sheets of Seller for the quarter ending December 31, 1996 and income statements for the period then ended, certified by Seller's chief financial officer.

      The Financial Statements have been prepared using generally accepted accounting principles consistently applied during the periods covered thereby and are (i) complete and correct in all material respects, and
      (ii) present fairly in all material respects the financial condition of Seller at the dates of said statements and the results of Seller's operations and cash flows for the periods covered thereby (subject in the case of the unaudited Financial Statements to normal year-end adjustments and the absence of footnotes). There has been no Material Adverse Change in the financial condition of the Business or Purchased Assets since the date of the Base Balance Sheet.

            (b) As of the date hereof and as of the Closing Date, Seller had and will have no liabilities (which liabilities, when taken individually or in the aggregate are material) of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller or the conduct of the Business of Seller prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except (i) liabilities reflected in the Financial Statements or the notes thereto,
      (ii) liabilities reflected in the Disclosure Schedule furnished to Buyer hereunder, or (iii) liabilities incurred in the Ordinary Course of Business since December 31, 1996.

      3.11 TAXES. Seller has filed all Tax Returns that it was required to file. All such Tax Returns were complete and accurate in all material respects. All Taxes owed by Seller for periods, or portions of periods, ending on or before the Closing Date have been paid. Seller is not the beneficiary of any current extension of time within which to file any such Tax Returns. Except as set forth in Part 3.11 of the Disclosure Schedule, no claim has been made by any authority that any Taxes have not been paid by Seller and no authority is examining Seller with respect to Taxes. Seller is not subject to taxation in any jurisdiction other than those in which Seller has filed Tax Returns. No claim is being made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to a taxation by that jurisdiction. There are no security interests or liens on any of the assets of any of Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Seller has not filed, or ever been required to file, a consolidated federal income tax return or any combined, consolidated or unitary Tax Return. Seller is not a party to any tax sharing agreements or similar agreements. Seller is not liable for the Taxes of any other person. The deficiencies assessed against Seller by the State of Florida Department of Revenue in respect of sales and use Taxes have been resolved and paid in full. Seller will be solely responsible for and pay any and all Taxes that may be owed by Seller up to and through the Closing Date.

      3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Seller is in material compliance with all Legal Requirements applicable to Seller's ownership or use of the Purchased Assets.

      3.13 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.13 of the Disclosure Schedule, there is no Proceeding pending or Threatened by or against the Seller or affecting any of the Purchased Assets, and there is no Order to which the Seller or the Purchased Assets is subject.

      3.14 OTHER CONTRACTS. The Seller is not a Party to or bound by any Other Contract obligating the Seller for more than Two Thousand Five Hundred Dollars ($2,500), except as disclosed in Part 3.14 of the Disclosure Schedule.

      3.15 INSURANCE. Seller maintains (and will through and including the Closing Date maintain) in full force and effect policies of fire and other casualty, liability, title and other forms of insurance covering the Purchased Assets and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business. A list of all insurance policies and arrangements of Seller is set forth in Part 3.15 of the Disclosure Schedule. Seller has not received any notice of cancellation with respect to any such insurance.

      3.16  [INTENTIONALLY OMITTED].

      3.17 INTANGIBLE PROPERTY. Seller uses no Intangible Property in connection with the operation of the Business or the Purchased Assets except for the Permits, the Books and Records, the trade names "Tri-State Systems," and "Public Service Displays" and licenses for commonly available software programs under which Seller is the licensee.


      3.18 RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part 3.18 of the Disclosure Schedule, Seller has not, in the three (3) years immediately preceding the date hereof, entered into any agreement with or engaged in any transaction with any Affiliates of (a) Seller or (b) any stockholder, officer, director, employee or consultant of Seller for (i) the provision of any services, or (ii) the purchase, sale or other transfer of any assets, other than compensation arrangements with Seller's employees and consultants entered into in the Ordinary Course of Business.

      3.19 BROKERS OR FINDERS. Neither Seller nor any Representative of Seller has employed or retained any broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto, other than to Brush Kunz & Daven, LLC, whereby Seller or Buyer may be obligated to pay a fee or a commission. Seller shall pay a fee to Brush Kunz & Daven, LLC pursuant to a separate agreement.

      3.20 EMPLOYEE BENEFIT MATTERS. Except as disclosed on Part 3.20 of the Disclosure Schedule, with respect to the Seller:

            (a) Seller does not maintain and has never maintained an "employee benefit pension plan," within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

            (b) Seller does not have and has not ever had any past, present or future obligation or liability to contribute to any "multiemployer plan," as defined in ERISA Section 3(37).

For purposes of this Section 3.20, the term Seller shall be deemed to include any other corporation, trade, business or other entity, which would together with the Seller, now or in the past constitute a single employer within the meaning of Section 414 of the IRC.

      3.21 EMPLOYEES: LABOR MATTERS. All employees of Seller are employees at will. Seller has made no warranty, representation or agreement, either in writing or orally, to any employee of Seller that Purchaser intends to employ such employee on or after the Closing Date. Seller consents to Purchaser communicating with the employees, consultants and independent contractors of Seller on or before the Closing Date in order to allow Purchaser make such communications to such Persons as Purchaser reasonably deems necessary, and Seller shall reasonably cooperate and join with Purchaser in the making of any such communications deemed necessary by Purchaser. Seller is not a party to any collective bargaining agreement with respect to any of its employees nor are any employees of Seller with respect to the Business covered by any collective bargaining agreement. A list of all employees and consultants of Seller, including the name and rate of salary and/or other compensation and amount of accrued vacation, compensatory and other leave time of each such Person, is set forth on Part 3.21 of the Disclosure Schedule. No labor organization or group of employees has made a demand for recognition, has filed a petition seeking a representation proceeding or given Seller notice of any intention to hold an election of a collective bargaining organization. There are no known writs, actions, claims or legal, administrative, arbitration or other proceedings or governmental investigations pending or Threatened involving or alleging civil rights violations, unfair labor practice claims, back pay orders or other similar claims or proceedings. Seller is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown, stoppage pending or threatened against or involving the employees of Seller; no grievance or any arbitration proceeding is pending or threatened against Seller and no claim therefor exists. Seller has not experienced any material labor stoppage, concerted activity or other material labor difficulty during the last five (5) years.

      3.22 NO UNDISCLOSED LIABILITIES. Except as disclosed on Part 3.22 of the Disclosure Schedule and except to the extent set forth in or provided for in the Financial Statements, Seller has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, in each case insofar as pertaining to the Business, which, individually or in the aggregate, would have a Material Adverse Effect.

      3.23 ABSENCE OF CERTAIN CHANGES. Subsequent to September 30, 1996, Seller has not:

            (a) incurred any liability or obligation with respect to the Business under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business consistent with past practice; issued any notes or other debt securities or paid or discharged any outstanding indebtedness with respect to the Business, except in the Ordinary Course of Business consistent with past practice; or waived any of its rights with respect to the Business;

            (b) mortgaged, pledged or subjected to any Encumbrance any of the Purchased Assets; entered into any lease of real property or buildings used in the Business (other than Site Leases); or, except in the Ordinary Course of Business consistent with past practice, entered into any lease of machinery or equipment or sold or transferred any tangible or intangible asset or property used in the Business;

            (c) entered into any transaction with respect to the Business or the Purchased Assets other than in the Ordinary Course of Business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby; or

            (d) suffered any material damage, destruction or loss to any of the Purchased Assets (whether or not covered by insurance).

      3.24 ACCOUNTS RECEIVABLE. To the knowledge of Seller, the accounts receivable of Seller included in the Purchased Assets are fully collectible, subject only to the allowance for doubtful accounts stated in the most recent balance sheet included in the Financial Statements and relating to such accounts.

      3.25 CERTAIN CONTRACTS. The Advertising Contracts listed on Schedule 2(h) are all of the executed Advertising Contracts to which Seller is a party or by which Seller or any of the

Purchased Assets is bound on the date hereof. Except as set forth in Part 3.25 of the Disclosure Schedule, (a) the Advertising Contracts and Other Contracts are in full force and effect, and are binding upon the Parties thereto, (b) no default by Seller or any other Party has occurred under the Advertising Contracts and Other Contracts, (c) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other Party to terminate an Advertising Contract or Other Contract, to make a claim or set-off against Seller or otherwise to amend such Advertising Contract or Other Contract, or prevent such Advertising Contract or Other Contract from being renewed in accordance with its terms, and (d) Seller has not received any notice of default, termination or non-renewal under any Advertising Contract or Other Contract, and none has been Threatened.

      3.26 WARN ACT LIABILITIES. Seller employs less than fifty (50) employees.

      3.27 NON-DISCLOSURE AGREEMENTS. The Non-Disclosure Agreements are the binding obligations of Seller, Danysh and Miles, respectively, enforceable against each of Seller, Danysh and Miles in accordance with their respective terms, except as may be limited by the laws of the State of Georgia. The Non-Disclosure Agreements are in full force and effect and are freely assignable by Seller without notice to or consent of Danysh and/or Miles. No default by Seller or, to the Knowledge of Seller, any other Party to the Non-Disclosure Agreements has occurred, and, to the knowledge of Seller, no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other Party to terminate any of the Non-Disclosure Agreements, to make a claim against Seller thereunder or to amend such Non-Disclosure Agreements. Seller has not received any notice of default, termination or unenforceability under either of the Non-Disclosure Agreements, and none has been Threatened.

      3.28 INDEBTEDNESS AND SECURITY INTEREST. Set forth on Part 3.28 of the Disclosure Schedule attached hereto is a list of all Security Interests affecting the Purchased Assets (other than Permitted Liens). There is no indebtedness for money borrowed of the Seller other than amounts owed to Heller, which amounts are set forth on Schedule 3.28. The indebtedness to Heller and all such Security Interests, other than Permitted Liens, shall be satisfied and discharged at or before the Closing.

      3.29 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

      4.2 AUTHORITY; NO CONFLICT.

            (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened in writing and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any Proceeding.

      4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement that will not be paid by the Buyer.

      4.5 HSR. Buyer is not a person (or included in a person) that has total assets of $100 million or more or annual net sales of $100 million or more, within the meaning of and as determined in accordance with the HSR Act. Buyer has consulted with its legal counsel in determining and making such representation.

5.    COVENANTS OF SELLER

      5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Seller's personnel, properties, Books and Records, and all other documents and data relating to the Purchased Assets and the Business, and make these available to Buyer and its Representatives. Seller and the Indemnifying Stockholders agree to (i) permit Buyer to include financial information concerning the Purchased Assets and the Business in any document prepared by Buyer for the purpose of obtaining financing, and (ii) use their reasonable efforts to obtain any necessary consents to the publication of such financial information.

      5.2 OPERATION OF THE PURCHASED ASSETS. Between the date of this Agreement and the Closing Date, Seller will:

            (a) operate the Purchased Assets and Business only in the Ordinary Course of Business consistent with the past custom and practices of the normal day-to-day operations of the Business (including with respect to quantity and frequency);

            (b) use it Best Efforts to maintain the Purchased Assets, and maintain good relations and good will with advertisers, landlords and others associated with the operation of the Business;

            (c) confer with Buyer concerning any Structure which involves a proposed investment in excess of $20,000;

            (d) use its Best Efforts to prevent any change with respect to its management and supervisory personnel;

            (e) use its Best Efforts to keep intact its business organization, to keep available its present officers and employees;

            (f) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Part 3.15 of the Disclosure Schedule hereto or equivalent insurance with any substitute insurers approved in writing by Buyer;

            (g) furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of Seller within fifteen (15) days after each month end for each month ending more than fifteen
(15) days before the Closing;

            (h) make no purchase, sale or lease in respect of the Business or any of the Purchased Assets, except in a manner consistent with prior practice, including, without limitation, the payment of sales and leasing commissions;

            (i) maintain its Books and Records in accordance with good business practices, on a basis consistent with prior practice;

            (j) bill for services rendered and pay accounts payable in connection with the Business, on a regular and timely basis consistent with past practice;

            (k) comply in all material respects with all Legal Requirements applicable to it and to the conduct of the Business and perform all of its obligations (including obligations imposed under this Agreement) without default, consistent with past practice;

            (l) not make any loans or advances of any of the Purchased Assets, directly or indirectly, to any Person, nor further mortgage, pledge or subject to Encumbrance any of the Purchased Assets;

            (m) not make any change in the terms of any contract, license, lease, mortgage or any other agreement to which it is a party, except in the Ordinary Course of Business, consistent with past practice; and

            (n) not waive, cancel, sell or otherwise dispose of for less than the face value thereof any claim or right included in the Purchased Assets that it has against others, except in the Ordinary Course of Business consistent with past practice.

      5.3 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Section 7 to be satisfied.

      5.4 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements and other third parties to be made by it in order to consummate the Contemplated Transactions and will use Best Efforts to obtain the Consents identified in Section 3.2 for the transfer of the Purchased Assets.

      5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Seller shall use its Best Efforts to remedy any such breach. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

      5.6 NO NEGOTIATION. Until the earlier of the Closing or such time, if any, as this Agreement is terminated pursuant to Section 9, neither Seller nor any Affiliate will, nor will they permit their respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or make any offers or proposals to, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Purchased Assets.

      5.7 COOPERATION; BOOKS AND RECORDS. Seller and the Indemnifying Stockholders shall cooperate with all reasonable requests of Buyer and Buyer's Representatives in connection with the consummation of the transactions contemplated hereby. Seller shall maintain its Books and Records in accordance with good business practices, on a basis consistent with past practices.

      5.8 TAX CLEARANCE. If requested by Buyer, Seller shall promptly file with the applicable taxing authorities of the States of Georgia, Florida, Alabama, South Carolina, Tennessee, Kentucky and Mississippi, in accordance with the respective tax laws of such states, any notification required with respect to the Contemplated Transactions. Seller represents and warrants to Buyer that the Business is not doing business in any jurisdiction other than States of Georgia, Florida, Alabama, South Carolina, Tennessee, Kentucky, and Mississippi. In the event that either Seller or Buyer shall receive either before or after the Closing from any such authority notice that the applicable state has a possible claim against Seller for any Taxes relating to the Purchased Assets or the Business, but not including any sales, transfer or similar tax (other than the transfer taxes in connection with the conveyance of the Owned Real Property) in connection with the consummation of the Contemplated Transactions (which, if any, shall be paid for by Buyer), Seller shall promptly satisfy such claim (it being agreed and understood that notwithstanding the foregoing, tax clearances shall not be a condition to the Closing.)


6.    COVENANTS OF BUYER

      6.1 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

      6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      6.3 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

      6.4 COBRA CONTINUATION COVERAGE. Buyer shall offer or make available "continuation coverage," within the meaning of Section 4980B(f)(2) of the Code from and after the Closing to former employees of the Seller who terminate employment on or prior to the Closing in satisfaction of Seller's obligations to make such coverage available, without regard to the termination of the Seller's group health plan. The assumption of this obligation by Buyer does not, and shall not be construed as creating, an employer-employee relationship between Buyer and any former employee of Seller who is provided such coverage.

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in writing, in whole or in part):

      7.1 ACCURACY OF REPRESENTATIONS. Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such accuracy.

      7.2 SELLER'S PERFORMANCE. The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such compliance.

      7.3 CONSENTS. Each of the Consents required pursuant to Section 5.4, the failure of which to obtain will or may have, separately or in the aggregate, a Material Adverse Effect, must have been obtained and must be in full force and effect.

      7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

            (a) an opinion of Powell, Goldstein, Frazer & Murphy LLP dated the Closing Date, in the form and substance reasonably satisfactory to Buyer;

            (b) the deliveries required from Seller in Section 2.8; and

            (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against Seller.

      7.6 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, including, without limitation, HSR Act compliance.

      7.7 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change in the Purchased Assets or the Business since the date hereof.

      7.8 SATISFACTION OF INDEBTEDNESS. At or prior to the Closing, Seller shall have repaid in full all outstanding indebtedness of Seller to Heller and shall cause all Security Interests affecting the Purchased Assets (including, without limitations those securing the indebtedness to Heller) other than Permitted Liens to be extinguished.

      7.9 NON-SOLICITATION AGREEMENTS. The Non-Solicitation Agreements shall have been assigned to Buyer and each of Donald C. Danysh and Rick P. Miles shall have executed and delivered to Buyer an affirmation of the same in the form of Exhibit D.

      7.10 BILLBOARD INCOME. The gross billboard lease income of the Business for the calendar month preceding the Closing must be $490,000 or more.


8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Purchased Assets and Seller's obligations to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in writing, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

      8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

      8.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

            (a) an opinion of St. John & Wayne, L.L.C., dated the Closing Date, in the form and substance reasonably satisfactory to Seller;

            (b) the deliveries required from Buyer in Section 2.8; and

            (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this
Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

      8.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, including, without limitation, HSR Act compliance.


9.    TERMINATION

      9.1 TERMINATION EVENTS. This Agreement may, by written notice given prior to or at the Closing, be terminated:

            (a) by mutual consent of Buyer and Seller;

            (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), Buyer has not waived in writing such condition on or before the Closing Date, and Buyer is not in breach of any of the provisions of this Agreement; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), Seller has not waived in writing such condition on or before the Closing Date, and Seller is not in breach of any of the provisions of this Agreement; or

            (c) by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 12, 1997.

      9.2 EFFECT OF TERMINATION. Each Party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in
Section 11.1 will survive; provided, however:

            (a) If Buyer shall default in its obligations under this Agreement to consummate the Contemplated Transactions (other than as a result of Seller's default under this Agreement), and Buyer shall fail to cure such default within seven (7) days after receipt of written notice of default from Seller, then Seller shall have the right to pursue any or all legal and equitable remedies, separately or simultaneously (including specific performance) which will survive the termination unimpaired; provided, that damages shall include, but not be limited to: (i) the difference between $31 million and the lesser amount received by Seller or Stockholders in any subsequent sale of all of the assets or stock of Seller, and (ii) all fees, costs and expenses incurred by Seller or Stockholders in connection with any such sale, which sale shall not be necessary to prove damages (provided further, that any such sale must be arm's-length with a bona fide purchaser).

            (b) If Seller shall default in its obligations under this Agreement to consummate the Contemplated Transactions (other than as a result of Buyer's default under this Agreement), and Seller shall fail to cure such default within seven (7) days after receipt of written notice of default from Buyer, then Buyer shall have the right to pursue any or all legal and equitable remedies, separately or simultaneously (including specific performance), which will survive the termination unimpaired.

            (c) The remedies set forth in this Section 9.2 apply only to the failure of a Party to consummate the Contemplated Transactions, and not with respect to any obligations specified herein that survive the Closing or termination of this Agreement.

10.   INDEMNIFICATION; REMEDIES

      10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE INDEMNIFYING STOCKHOLDERS. After the Closing, the Indemnifying Stockholders, severally and on a pro rata basis in proportion to the percentages set forth in Exhibit E, will indemnify and hold harmless Buyer, its stockholders, employees, controlling Persons, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation, defense and settlement and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

            (a) any breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate, schedule, exhibit or document delivered by Seller pursuant to this Agreement;

            (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement; and

            (c) the failure of Seller and/or the Indemnifying Stockholders to satisfy and discharge any Excluded Liabilities.

      10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller, its stockholders, controlling Persons and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

            (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

            (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement including, without limitation, any failure to pay Assumed Liabilities after the Closing; and

            (c) any liability arising from Buyer's operation of the Purchased Assets.

      10.3  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an Indemnified Person under Section
10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give written notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

            (b) If any claim referred to in Sections 10.1 or 10.2 is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

      10.5  SURVIVAL/LIMITATIONS.

            (a) The Parties hereto agree that (i) the covenants and agreements contained in the Agreement (including, without limitation, Section 10.1(c)) and any document delivered pursuant hereto and the representations and warranties contained in Sections 3.1, 3.2(a), 3.3, 3.8(a), 3.9(a), 3.11, 3.12, 3.13, 3.19,
3.20, 3.21, 3.29, 4.1, 4.2(a) and 4.4 shall survive until ninety (90) days after the expiration of all applicable statutes of limitation with respect to the subject matter thereof, (ii) all other representations and warranties shall survive until eighteen (18) months following the Closing Date, and (iii) any indemnification claim for a breach of the foregoing must be made in writing in accordance with the provision of this Article 10 within the applicable survival period for the underlying representation, warranty or covenant. The expiration of the applicable survival period will not extinguish an indemnification claim properly made prior to such expiration in accordance with this Article 10.

            (b) The Indemnifying Stockholders shall not be required to make any payments to the Seller Indemnified Persons (i) pursuant to Section 10.1(a) or
Section 10.1(b) until the Damages, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000) and then only to the extent of Damages in excess of such amount, and in no event shall the Indemnifying Stockholders' obligation to indemnify the Seller Indemnified Persons for Damages pursuant to such sections collectively exceed One Million Six Hundred Thousand Dollars ($1,600,000). The Indemnifying Stockholders shall not be required to make any payments to the Seller Indemnified Persons pursuant to Section 10.1(c) to the extent Damages, in the aggregate, exceed the amount of the Purchase Price less the amount of all Excluded Liabilities paid to third parties to the date of such claim.

            (c) Notwithstanding the foregoing, any claims for Damages arising from fraud by Seller or the Indemnifying Stockholders hereunder shall be without limitation of any kind.

            (d) Buyer's sole and exclusive remedy after the Closing has occurred for any breach of this Agreement or for Damages shall be under this Section 10.


11.   GENERAL PROVISIONS

      11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

      11.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the Parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any Party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, except that Buyer may disclose this Agreement to financing sources.

      11.3  [INTENTIONALLY OMITTED].


      11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

      If to Seller, to:
            Tri-State Systems, Inc.
            P.O. Box 1247
            Highway 41 South
            Tifton, Georgia 31793
            Attention:              Donald C. Danysh
                                    President
            Telephone No.:          (912) 382-2980
            Facsimile No.:          (912) 386-0203

      With a copy to:
            Powell, Goldstein, Frazer & Murphy LLP
            Sixteenth Floor
            191 Peachtree Street, N.E.
            Atlanta, Georgia 30303
            Attention:    William B. Shearer, Jr., Esq.
            Telephone No.:          (404) 572-6600
            Facsimile No.:          (404) 572-5958

      If to Buyer, to:
            Tri-State Outdoor Media Group, Inc.
            2608 South Main
            Joplin, Missouri 64803
            Attention:  Sheldon G. Hurst
                        President
            Telephone No.:  (417) 782-9166
            Facsimile No.:  (417) 782-0958

      With a copy to:
            St. John & Wayne, L.L.C.
            2 Penn Plaza East
            Newark, New Jersey 07105
            Attention:  David C. Freinberg, Esq.
            Telephone No.: (201) 491-3600
            Facsimile No.: (201) 491-3555

      11.5 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10).

      11.6 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      11.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, nor may compliance with any condition set forth herein be waived, except by a written agreement executed by each Party hereto, or in the case of a waiver, the Party waiving compliance.

      11.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Prior to the Closing, Buyer's rights and obligations under this Agreement shall be assignable by Buyer to a corporation or partnership or other legal entity controlling, controlled by or under common control with Buyer upon written notice to Seller. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by Seller without the prior written consent of Buyer. No assignment to or assumption by any assignee, however made, will release the assigning Parties from their respective duties and obligations under this Agreement. This

Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, their successors, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

      11.9 ACCOUNTS RECEIVABLE. Seller agrees to forward to Buyer any payments that Buyer may receive with respect to any accounts receivable included in the Purchased Assets.

      11.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.11 RISK OF LOSS. Material risk of loss or damage to the Purchased Assets from any casualty prior to the Closing shall be borne by Seller, and after the Closing shall be borne by Buyer.

      11.12 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Nothing contained in this Section 11.12 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a Party or to which it or its assets are subject.

      11.13 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      11.14 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of Georgia applicable to contracts made in that State excepting specifically for any matters pertaining to real estate located in or permits issued by a Governmental Body in States other than Georgia and all such matters shall be governed and controlled by the laws of the applicable State.

      11.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      11.16 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      11.17 JURISDICTION AND CONSENT TO SERVICE. Each of Seller, Buyer and the Indemnifying Stockholders (a) consent to the jurisdiction of any state or federal court of Georgia in any suit, action or proceeding relating to or arising out of this Agreement; (b) waive any objection which they may have to the laying of venue in any such suit, action or proceeding in any such court, and (c) agree that service of any court paper may be provided under applicable laws or court rules governing service of process in such court.

      IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.


                                    BUYER:

                                    TRI-STATE OUTDOOR MEDIA GROUP, INC.


                                    By: /s/ Sheldon G. Hurst
                                       ______________________________________
                                        Sheldon G. Hurst
                                        President



                                    SELLER:

                                    TRI-STATE SYSTEMS, INC.


                                    By: /s/ William B. Shearer
                                       ______________________________________
                                        William B. Shearer
                                        Vice President


                       [Signatures continued on next page]

                                 INDEMNIFYING STOCKHOLDERS:

                                  /s/ DCD
                                 _________________________________________
                                 Donald C. Danysh


                                  /s/ Hubert L. Harris
                                 _________________________________________
                                 Hubert L. Harris, Jr.



                                 Buckhead Investment Group:

                                 By:______________________________________


                                 Title:___________________________________



                                 Donald C. Danysh Individual Retirement Account


                                 By: /s/ DCD
                                     _________________________________________
                                     Lincoln Trust Company
                                     Custodian


                                 Shearer & Wells, P.C. Profit Sharing Plan


                                 By: /s/ William B. Shearer
                                    _________________________________________
                                     William B. Shearer, Jr., Trustee


                                  /s/ Dennis Brush
                                 _________________________________________
                                 Dennis W. Brush

                                  /s/ William G. McLendon
                                 _________________________________________
                                 William G. McLendon

                                 /s/ Rick P. Miles
                                 _________________________________________
                                 Rick P. Miles

                                 /s/ William B. Shearer
                                 _________________________________________
                                 William B. Shearer, Jr.


                                 SouthTrust Asset Management Co. of Ga., NA,
                                 Trustee for Hubert L. Harris, Jr., IRA


                                     /s/ Hubert L. Harris
                                 By:______________________________________
                                 Title:___________________________________


                                 SouthTrust Asset Management Co. of Ga., NA,
                                 Custodian FBO Hubert L. Harris, Jr., IRA


                                     /s/ Hubert L. Harris
                                 By:______________________________________
                                 Title:___________________________________


                                 SouthTrust Asset Management Co. of Ga., NA,
                                 Trustee for Hubert L. Harris, Jr., P/U
                                 Invesco Money Purchase Pension Plan


                                     /s/ Hubert L. Harris
                                 By:______________________________________
                                 Title:___________________________________

                                    EXHIBIT A

                                   DEFINITIONS


      "ADVERTISING CONTRACTS" -- as defined in Section 2.2(h).

      "AFFILIATES" -- when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person and any spouse or immediate family member of such Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

      "ASSIGNMENT OF CONTRACTS" -- the Assignment and Assumption of Advertising Contracts in the form of Exhibit B attached hereto.

      "ASSUMED LIABILITIES" -- as defined in Section 2.4.

      "ASSUMED OTHER CONTRACTS" -- all Other Contracts except any evidencing Seller's indebtedness to Heller.

      "ASSUMED SALES COMMISSIONS" -- sales and leasing commissions due and payable to employees of Seller within thirty (30) days after the Closing Date up to $26,477 in the aggregate and any sales and leasing commissions which become due and payable to employees of Seller thereafter with respect to Advertising Contracts or Site Leases transferred hereunder.

      "BASE BALANCE SHEET" -- the balance sheet of Seller as of September 30, 1996 described in Section 3.10(a)(i).

      "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

      "BILL OF SALE" -- the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit C attached hereto.

      "BOOKS AND RECORDS" -- All copies of Seller's books and records relating to the Purchased Assets, including, without limitation, Site Lease files, Permit files, maintenance and other records relating to the Structures, logs, advertiser, customer and supplier lists, computer files and databases.

      "BUYER" -- as defined in the first paragraph of this Agreement.

      "CLOSING" -- as defined in Section 2.6.

      "CLOSING DATE" -- as defined in Section 2.6.

      "CLOSING DOCUMENTS" -- any documents to be executed at Closing pursuant to this Agreement.

      "COBRA CONTINUATION COVERAGE" -- that coverage described in Section 6.4 hereof.

      "CODE" -- the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIAL INFORMATION" -- any information concerning the Businesses, the Purchased Assets and the affairs of Seller that is not generally available to the public.

      "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Purchased Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, and (b) the performance by Buyer and the Seller of their respective covenants and obligations under this Agreement.

      "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "COURTESY LEASES" -- those certain leases between Seller and Courtesy Leasing dated August 26, 1994 (Nos. 4574, 4575, 4576, 4577 and 4578) and June 7,
1996 (Nos. 4814 and 4815).

      "COURTESY LEASING" -- Courtesy Leasing, Inc., an Alabama corporation.

      "CURRENT PROCEEDINGS" -- proceedings listed on Part 3.13 of the Disclosure Schedule.

      "DAMAGES" -- as defined in Section 10.1.

      "DECEMBER BALANCE SHEET" -- the balance sheet of Seller as of December 31, 1996 described in Section 3.10(a)(ii).

      "DEEDS" -- limited warranty deeds (or the statutory equivalent thereof with covenants against grantor's acts only), in recordable form, with respect to the Owned Real Property.

      "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "ENCUMBRANCE" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

      "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

      "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "EXCLUDED BALANCE SHEET LIABILITIES" -- shall mean payroll and Income Taxes, indebtedness to Heller, vacation and sick pay, audit fees, director's fees, health insurance claims and premiums, and liabilities under the Courtesy Leases to the extent accrued and payable prior to Closing.

      "EXCLUDED LIABILITIES" -- as defined in Section 2.5.

      "EXCLUDED SALES COMMISSIONS" -- sales and leasing commissions due and payable to employees of Seller within thirty (30) days after the Closing in excess of $26,477 in the aggregate.

      "EXCLUDED TRADE PAYABLES" -- all trade payables of the Seller (not including those items listed on Schedule A.1) as of the Closing Date that (i) are more than forty-five (45) days past the invoice date, or (ii) are forty-five
(45) days or less past the invoice date but that exceed $60,000 in the aggregate.

      "FINANCIAL STATEMENTS" -- those financial statements of Seller described in Sections 3.10(a)(i) and (ii).

      "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "HELLER" --  Heller Financial, Inc.

      "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

      "INCOME TAX" -- any federal, state, local, or foreign income tax or capital gains tax, including any interest, penalty, or addition thereto, whether disputed or not.

      "INCOME TAX RETURN" -- any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

      "INDEMNIFYING PARTY" -- the Buyer or the Seller, as the context requires.

      "INDEMNIFYING STOCKHOLDERS" -- the partners of Tri-State Partners (other than American Cancer Society, Georgia Institute of Technology Foundation, Holy Spirit Church, William B. Shearer Charitable Remainder Unitrust and Hubert L. Harris Charitable Remainder Unitrust) and the Stockholders (other than Chattahoochee Leasing Corporation, Lawrence R. Knowles, W. Carter Bates III, Jonathan V. Leaver, Buckhead Investment Group and Tri-State Partners).

      "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (including Seller's trade names and trade logos but excluding Seller's corporate name) used in connection with the Purchased Assets, all licenses, permits and authorizations pertaining to the Purchased Assets or the right to own and operate the Purchased Assets and all right, title and interest in and to (i) any intellectual property used in connection with the Purchased Assets, and (ii) all records and data relating to the Purchased Assets.

      "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

      "J.G.A. LEASE" -- that certain Lease dated January 15, 1996 between Seller and J.G.A. Corp.

      "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter without making any independent inquiry or investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

      "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "MATERIAL ADVERSE CHANGE" -- a change that, more likely than not, will cause a Material Adverse Effect.

      "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the Purchased Assets or the business prospects, operations or conditions (financial or otherwise) relating thereto, taken as a whole.

      "NON-SOLICITATION AGREEMENT" -- those Non-Disclosure and Non-Solicitation Agreements dated July 1, 1993 of the Seller with each of Donald C. Danysh and Rick P. Miles.

      "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" -- a matter will be deemed in the "Ordinary Course of Business" if it is a matter that is reasonably related to the operation of the Business and is consistent with the custom and practices of similarly situated businesses in the outdoor advertising industry.

      "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

      "OTHER CONTRACT" -- any Contract (other than an Advertising Contract, a Site Lease or the Non-Solicitation Agreements) relating to or affecting the Purchased Assets (i) under which Seller has or may acquire any rights, (ii) under which Seller has or may become subject to any obligation or liability, or (iii) by which Seller or any of the Purchased Assets is or may become bound.

      "OWNED REAL PROPERTY" -- as defined in Section 2.2(c).

      "PARTY" -- as defined in the first paragraph of this Agreement.

      "PARTIES" -- as defined in the first paragraph of this Agreement.

      "PERMITS" -- as defined in Section 2.2(b).

      "PERMITTED LIENS" -- liens for Taxes (other than Income Taxes) not yet delinquent, interests of lessors, liens securing liabilities which are Assumed Liabilities, or for other liens (not securing any indebtedness or which are not otherwise dischargeable by the payment of a sum certain) which are immaterial in character and do not prohibit and would not prohibit the use of the Purchased Assets for their intended purpose.

      "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by any Person relating to the Purchased Assets, the Business, this Agreement or any of the transactions contemplated by this Agreement.

      "PURCHASE PRICE" -- as defined in Section 2.7.

      "PURCHASED ASSETS" -- as defined in Section 2.2.

      "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, charge or other security interest or option or right of any third party with respect thereto.

      "SELLER" -- as defined in the first paragraph of this Agreement.

      "SITE LEASES" -- as defined in Section 2.2(d).

      "STOCKHOLDERS" -- all of the stockholders of Seller.

      "STRUCTURES" -- as defined in Section 2.2(a).

      "TAX OR TAXES" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

      "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

      "TRI-STATE PARTNERS" -- Tri-State Partners, a Georgia general partnership.

                                    EXHIBIT B

                             ASSIGNMENT OF CONTRACTS


      THIS ASSIGNMENT, made and entered into this ____ day of ___________, 1997, by and between TRI-STATE SYSTEMS, INC., a Georgia corporation ("Assignor") and TRI-STATE OUTDOOR MEDIA GROUP, INC., a Kansas corporation ("Assignee").


                              W I T N E S S E T H:


      WHEREAS, pursuant to that certain Asset Purchase Agreement dated _______________, 1997 by and between Assignor and Assignee (the "Purchase Agreement"), Assignor agreed to sell to Assignee and Assignee agreed to purchase from Assignor, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, the Purchased Assets (as defined in the Purchase Agreement), including, but not limited to, Assignor's rights in and to the Site Leases, the Advertising Contracts, the Non-Solicitation Agreements and the Assumed Other Contracts.

      NOW, THEREFORE, for good and valuable consideration, the premises, and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Site Leases, the Advertising Contracts, the Non-Solicitation Agreements and the Assumed Other Contracts.

      2. Assignee, by its acceptance hereof, does hereby assume and agree to perform to the extent required by the terms of the Purchase Agreement any and all obligations and duties of Assignor as a party under the Site Leases, the Advertising Contracts, the Non-Solicitation Agreements and the Assumed Other Contracts.

      3. Assignor hereby covenants to execute and deliver to Assignee, upon Assignee's reasonable request therefore, such further reasonable instruments of assignment and transfer as may be necessary or desirable to (a) transfer to Assignee all of such Assignor's right, title and interest in and to the Site Leases, the Advertising Contracts, the Non-Solicitation Agreements and the Assumed Other Contracts, or (b) evidence such assignment or transfer to Assignee.

      4. This Assignment of Contracts shall inure to the benefit of, and be binding upon, the respective legal representatives, successors and permitted assigns of the Parties hereto.


                                      -1-

      5. Nothing in this Agreement supersedes or extinguishes any of the obligations, agreements, covenants or warranties of Seller or Buyer contained in the Purchase Agreement. If any conflict exists between this Agreement and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.


      IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed and delivered as of the date first above written.


                                    ASSIGNOR:

                                    TRI-STATE SYSTEMS, INC.


                                    By:___________________________________
                                        Donald C. Danysh
                                        President


                                    ASSIGNEE:

                                    TRI-STATE OUTDOOR MEDIA GROUP, INC.


                                    By:___________________________________
                                    Title:________________________________



                                      -2-

                                    EXHIBIT C

                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT


      This Bill of Sale, Assignment and Assumption Agreement (the "Agreement") is executed and delivered effective as of ___________, 1997, by TRI-STATE SYSTEMS, INC., a Georgia corporation ("Seller"), and TRI-STATE MEDIA GROUP, INC., a Kansas corporation ("Buyer").


                              W I T N E S S E T H:


      WHEREAS, pursuant to that certain Asset Purchase Agreement dated _______________, 1997 by and between Seller and Buyer (the "Purchase Agreement"), Seller desires to sell to Buyer and Buyer wishes to purchase from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, the Purchased Assets (as defined in the Purchase Agreement), subject to the assumption by Buyer of the Assumed Liabilities (as defined in the Purchase Agreement);

      NOW, THEREFORE, in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

      1. Conveyance of Assets. Seller does hereby contribute, grant, convey, assign, transfer and deliver to Buyer all right, title and interest of Seller in and to all of the Purchased Assets, subject to the Assumed Liabilities.

      2. Assumption of Liabilities. Buyer does hereby assume and agree to pay, discharge and perform, as appropriate, the Assumed Liabilities in accordance with and to the extent required by the terms of the Purchase Agreement.

      3. Power of Attorney. Seller hereby constitutes and appoints Buyer its true and lawful attorney-in-fact, with full power of substitution of Buyer in the name or stead of Seller (a) to demand, collect, and receive for the account of Seller or Buyer any or all of the Purchased Assets hereby sold, conveyed, transferred, assigned, and delivered to Buyer or intended so to be; (b) from time to time to institute or prosecute, in the name of Seller or otherwise, all proceedings that Buyer, in its sole discretion, may deem necessary or convenient in order to realize upon, affirm, or obtain title to or possession of, or to collect, assert, or enforce any claim, right or title of any kind in or to the Purchased Assets; (c) to endorse the name of Seller on any and all checks, notes, drafts or other instruments of commercial paper that may be payable or endorsed to the order or orders of Seller and that constitute or represent all or any part of the Purchased Assets; (d) to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets; and


                                      -1-

(e) to do all such other acts and things in relation to the Purchased Assets as Buyer, in its sole discretion, deems desirable. Seller agrees that the foregoing powers are coupled with an interest and shall not be revocable by Seller for any reason whatsoever.

      4. Execution and Delivery of Instruments. Seller shall duly execute and deliver or cause to be executed and delivered all instruments of sale, conveyance, transfer and assignment, and all notices, releases, acquittances and other documents that may be necessary more fully to grant, convey, transfer, assign, and deliver to and vest in Buyer the Purchased Assets hereby granted, conveyed, transferred, assigned, and delivered or intended so to be.

      5. Governing Law. This Agreement shall be governed by the laws of the state of Georgia.

      6. Conflict. Nothing in this Agreement supersedes or extinguishes any of the obligations, agreements, covenants or warranties of Seller or Buyer contained in the Purchase Agreement. If any conflict exists between this Agreement and the Purchase Agreement, then the terms of the Purchase Agreement shall govern and control.

      IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed and delivered as of the date first above written.


                                    SELLER:

                                    TRI-STATE SYSTEMS, INC.


                                    By:_____________________________________
                                    Title:__________________________________


                                    BUYER:

                                    TRI-STATE OUTDOOR MEDIA GROUP INC.


                                    By:_____________________________________
                                    Title:__________________________________


                                      -2-

                                 SCHEDULE 3.2(a)


Pursuant to an Agreement for Sale of Stock dated as of April 14, 1997 by and among North American Acquisitions, Inc., a Wyoming corporation ("NAA"), Tri-State Partners, the partners of Tri-State Partners, the Seller, and the stockholders of Seller, the Seller and Indemnifying Stockholders are a party to an Agreement regarding the voting of the stock of Seller by NAA after the sale of the stock to NAA.

                                 SCHEDULE 3.2(b)

All agreements of Seller with Heller.
The Courtesy Leases.

                                 SCHEDULE 3.2(c)

The consent of Heller is required under the agreements of Seller with Heller. All indebtedness of Seller to Heller will be satisfied at Closing and such agreements terminated.

The Courtesy Leases require consent to assignment, as well as the ground leases requiring notification or consent on the attached lists.

                                  SCHEDULE A.1


MONTHLY PAYMENTS NOT INCLUDED IN ACCOUNTS PAYABLE ON BALANCE SHEET

1.  Henry Arrington                         $ 75.00           (illum. exp.)

2.  Adrian Maxwell                            75.00           (illum. exp.)

3.  College Park Storage                      53.00           (PSD Mat & Supply)

4.  Colonial Mini Storage                     64.00           (PSD Mat & Supply)

5. Expense reports--Payment period: within one week after presentment.

6. Contract painters--Payment period: the later of 7 days after work performed or bill presented for payment.

7. Light bills--Payment period: on or before the due date.

8. Land rent--Payment period: within 5 days after the last day of month in which the rent is due and owing.

9. Phone bills (if due date is before accounts payable run)--Payment period: on or before the due date.

The payment periods for each of the items in 1 through 4 is the first day of each month.

Payables arising prior to the Closing and outstanding at Closing with respect to items 1 through 9 above shall be included in the definition of Assumed Liabilities provided that in each case such payables are not older than the applicable payment periods described above.